UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TENET HEALTHCARE CORPORATION
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This filing consists of a memorandum to Tenet employees issued by Tenet Healthcare Corporation on April 11, 2011.

Date:	April 11, 2011

To:	Tenet Employees

From:	Trevor Fetter

Subject:	Tenet Healthcare files lawsuit against Community Health Systems

Earlier this morning, Tenet filed a lawsuit against Community Health Systems (“CHS”) alleging that for many years CHS has systematically overbilled Medicare and likely other payers as well. CHS has done this by causing patients to be admitted to its hospitals unnecessarily when, under standard clinical practice, these patients should have been treated in outpatient observation status. CHS’ strategy of converting emergency room visits to medically unnecessary inpatient admissions has, we believe, overstated CHS’ admissions statistics and trends, revenues, profits and cash flow, and has created substantial undisclosed liabilities to Federal and State healthcare programs, private health insurers and patients.

We discovered this admissions strategy as a result of due diligence we conducted while evaluating CHS’ unsolicited proposal to purchase Tenet. The data and analysis contained in our complaint have been compiled and verified by independent industry consultants. The litigation we filed today seeks to compel CHS to fully and accurately disclose the risks and financial impact of its admissions strategy, and to prevent CHS from issuing further misleading statements.

Clearly, the allegations our lawsuit makes are serious, and neither I, nor our Board of Directors, took lightly the decision to file this lawsuit. But once we learned of these facts, we concluded that it was in the best interest of Tenet’s shareholders and other constituencies to bring this lawsuit. If you would like to read the complaint or related materials, please click here (insert hyperlink).

The Board and I believe strongly in the merits of our claims, and we have an excellent team dedicated to this matter. Please do not let today’s action distract you from your normal course of business. It is imperative that we continue doing what we do best; that is, provide quality healthcare to our patients, or for corporate employees, it means supporting our hospitals in that mission.

As always, I thank you for your ongoing commitment to Tenet and I will continue to update you on the CHS situation as warranted.

Additional Information

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement, accompanied by a WHITE proxy card, in connection with its 2011 annual meeting of stockholders. Any definitive proxy statement will be mailed to stockholders of Tenet. INVESTORS AND SECURITYHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

The information contained in this filing is a summary of allegations made in a complaint filed by Tenet against Community Health Systems, Inc., Wayne T. Smith, and W. Larry Cash on April 11, 2011, in the United States District Court for the Northern District of Texas. A copy of the complaint has been filed by Tenet with the SEC and is available through the website maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. This filing and other documents can be obtained free of charge from the source indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.